Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

September 17, 2006

among

COMMONWEALTH TELEPHONE ENTERPRISES, INC.,

CITIZENS COMMUNICATIONS COMPANY,

and

CF MERGER CORP.

TABLE OF CONTENTS1

________
1  The Table of Contents is not a part of this Agreement.

i

Exhibit A Amended and Restated Articles of Incorporation of the Surviving
Corporation
Exhibit B Form of Company Rule 145 Affiliate Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of September 17, 2006 among COMMONWEALTH TELEPHONE ENTERPRISES, INC., a Pennsylvania corporation (the “Company”), CITIZENS COMMUNICATIONS COMPANY, a Delaware corporation (“Parent”), and CF MERGER CORP., a Delaware corporation (“Merger Subsidiary”).

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of the Company and Merger Subsidiary on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration for the various representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
The Merger

Section 1.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the Pennsylvania Business Corporation Law (“Pennsylvania Law”) and the Delaware General Corporation Law (“Delaware Law”), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). For purposes hereof, the closing of the Merger is referred to herein as the “Closing”, and the date of the Closing is referred to herein as the “Closing Date”.

(b) The Closing will take place on the first Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger (other than those conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied at the Closing). As soon as practicable on the Closing Date, the Company and Merger Subsidiary will file articles of merger with the Department of State of the Commonwealth of Pennsylvania and a certificate of merger with the Secretary of State of the State of Delaware, and make all other filings or recordings required by Pennsylvania Law or Delaware Law in connection with the Merger. The Merger shall become effective on the Closing Date at such time as the articles of merger and the certificate of merger are duly filed as described in this paragraph or at such later time as is specified therein by agreement of Parent and the Company (the “Effective Time”). For purposes of this Agreement, “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close. For purposes of this Agreement, “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the obligations, liabilities, restrictions, disabilities and duties, of the Company and Merger Subsidiary, all as provided under Pennsylvania Law and Delaware Law.

Section 1.02. Conversion of Shares. At the Effective Time:

(a) each Common Share held by the Company as treasury stock (the “Treasury Shares”), including each Grantor Trust Share, if any, distributed to the Company pursuant to Section 1.04(a)(v), or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(b) each Common Share outstanding immediately prior to the Effective Time (which, for the avoidance of doubt, will not include any Common Shares canceled pursuant to Section 1.04(a)(iii)) shall, except as otherwise provided in Section 1.02(a), be converted into the following:

(i) the right to receive 0.768 shares of common stock, par value $0.25 per share (“Parent Stock”), of Parent (the “Stock Merger Consideration”); and

(ii) the right to receive $31.31 in cash, without interest (the “Cash Merger Consideration”, and together with the Stock Merger Consideration, the “Merger Consideration”); and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging certificates representing Common Shares for the Merger Consideration and shall deposit with the Exchange Agent, for the benefit of the holders of Common Shares, for exchange in accordance with this Article 1, the aggregate Merger Consideration, consisting of (i) certificates representing Parent Stock to be issued as Stock Merger Consideration and (ii) cash sufficient to pay the aggregate Cash Merger Consideration. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, cash sufficient to pay any dividends or other distributions and cash in lieu of any fractional shares of Parent Stock payable pursuant to Section 1.03(b). Promptly (and in any event, within two Business Days) after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of record of Common Shares at the Effective Time (and make customary arrangements for the prompt delivery to each such holder) a letter of transmittal (“Letter of Transmittal”) for use in such exchange, which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Common Shares to the Exchange Agent.

(b) Each holder of Common Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Common Shares, together with a properly completed Letter of Transmittal covering such Common Shares, will be entitled to receive therefor (i) the Cash Merger Consideration payable in respect of such Common Shares, (ii) a certificate or certificates representing that number of whole shares of Parent Stock to which such holder is entitled pursuant to Section 1.02(b) and (iii) any dividends or distributions, and any cash in lieu of any fractional shares of Parent Stock, payable at the time of such surrender pursuant to Section 1.03(f), and the certificate or certificates representing such Common Shares shall forthwith be canceled. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration payable in respect of the Common Shares represented thereby and any such dividends or distributions and cash in lieu of fractional shares of Parent Stock, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company in accordance with Section 5.01 and that remain unpaid at the Effective Time. No interest will be paid or will accrue on any cash payable as Merger Consideration, in lieu of any fractional shares of Parent Stock or otherwise pursuant to this Article.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Common Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment (and the payment of any other amounts referred to in Section 1.03(b)) to a Person other than the registered holder of such Common Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(d) After the Effective Time, there shall be no further registration of transfers of Common Shares. If, after the Effective Time, certificates representing Common Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

(e) Any portion of the Merger Consideration or other funds made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Common Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Common Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Common Shares, and any dividends and distributions with respect thereto, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, Merger Subsidiary, Parent or the Exchange Agent shall be liable to any holder of Common Shares for any amount paid or any shares of Parent Stock delivered to a public official pursuant to applicable abandoned property laws. Any amounts or shares remaining unclaimed by holders of Common Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts or shares would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Common Shares with respect to the shares of Parent Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.06, in each case, until the surrender of such certificate in accordance with this Section. Subject to the effect of Applicable Laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 1.06 and the amount of all dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Stock.

(g) With respect to any certificate representing Common Shares properly surrendered to the Exchange Agent, the Exchange Agent shall, subject to the provisions of this Agreement, including Section 1.03(e), mail or otherwise transmit the Merger Consideration in respect thereof to the applicable holder or transferee thereof within five Business Days (or as promptly thereafter as practicable) of the date such certificate representing Common Shares is properly surrendered.

Section 1.04. Treatment of Equity Compensation Awards. (a) Prior to the Effective Time, the Company or the Board of Directors of the Company (or, if appropriate, any committee thereof) shall take all action necessary so that (or, in the case of clause (v) below, shall use reasonable best efforts so that) immediately prior to the Effective Time:

(i) each outstanding compensatory stock option to purchase Common Shares granted under the Amended and Restated Equity Incentive Plan or the Non-Management Directors’ Stock Compensation Plan of the Company (together, the “Company Stock Plans”), any other compensatory agreement, plan, arrangement or policy of the Company or otherwise (an “Option”) shall be canceled, and Parent shall pay, or cause the Surviving Corporation to pay, immediately after the Effective Time, each holder of such Option, whether or not then vested or exercisable, for each such Option an amount determined by multiplying (A) the excess, if any, of the Merger Consideration Value over the applicable per share exercise price of such Option by (B) the number of Common Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time;

(ii) each outstanding share unit granted or otherwise issued under the Executive Stock Purchase Plan of the Company or the Deferred Compensation Plan of the Company (an “ESPP Share Unit”) shall be canceled, and Parent shall pay, or cause the Surviving Corporation to pay, immediately after the Effective Time, each holder of such ESPP Share Unit, whether or not then vested, for each such ESPP Share Unit an amount equal to the Merger Consideration Value;

(iii) each outstanding Common Share that is subject to vesting, restrictions on transferability and risks of forfeiture and is granted or otherwise issued under any Company Stock Plan or any other compensatory agreement, plan, arrangement or policy of the Company (a “Restricted Share”) shall be canceled, and Parent shall pay, or cause the Surviving Corporation to pay, immediately after the Effective Time, each holder of such Restricted Share for each such Restricted Share an amount equal to the Merger Consideration Value;

(iv) each outstanding share unit (other than ESPP Share Units) granted or otherwise issued under any Company Stock Plan, any other compensatory agreement, plan, arrangement or policy of the Company or otherwise (a “Restricted Share Unit” and, collectively, together with Options, ESPP Share Units and Restricted Shares, “Compensatory Awards”) shall be canceled, and Parent shall pay, or cause the Surviving Corporation to pay, immediately after the Effective Time, each holder of such Restricted Share Unit, whether or not then vested, for each such Restricted Share Unit an amount equal to the Merger Consideration Value; and

(v) the trust established under the Agreement of Trust Under C-TEC Corporation Executive One-for-One Stock Purchase Plan shall be terminated, and all Common Shares held in such trust (“Grantor Trust Shares”) shall be distributed to the Company immediately prior to the Effective Time, and shall be canceled at the Effective Time in accordance with Section 1.02(a).

Prior to the Closing, Parent shall put in place arrangements reasonably satisfactory to the Company to ensure payment of such amounts in accordance with the provisions set forth in this Section 1.04(a).

(b) For purposes of this Agreement, the term “Merger Consideration Value” means the sum of (i) the per share Cash Merger Consideration and (ii) the product obtained by multiplying the per share Stock Merger Consideration by the five-day average closing price of Parent Stock ending on the second trading day immediately preceding the Closing Date (as reported in The Wall Street Journal).

Section 1.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, the Merger Consideration and any other amounts payable pursuant to this Article shall be appropriately adjusted.

Section 1.06. Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Stock will be issued, and any holder of Common Shares entitled to receive a fractional share of Parent Stock but for this Section shall be entitled to receive a cash payment in lieu thereof in an amount equal to the product obtained by multiplying (a) the fractional share interest in Parent Stock that such holder otherwise would be entitled to receive by (b) the per share closing price of Parent Stock on the Closing Date (as reported in The Wall Street Journal). Such fractional share interests shall not entitle the owner thereof to any dividends or other distributions made in respect of Parent Stock or to the right to vote or any other rights of a stockholder of Parent.

Section 1.07. Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding. No such deduction or withholding shall be made if the relevant Person shall provide documentation reasonably satisfactory to the Exchange Agent, the Surviving Corporation and Parent establishing an exemption from withholding, and the Exchange Agent, the Surviving Corporation and Parent, as applicable, shall take customary actions to obtain such documentation prior to such deduction or withholding.

Section 1.08. Lost Certificates. If any certificate representing Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration and the other amounts referred to in Section 1.03(b) to be paid in respect of the Common Shares represented by such certificate, as contemplated by this Article.

ARTICLE 2
The Surviving Corporation

Section 2.01. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A to this Agreement, subject to further amendment thereof in accordance with Applicable Law.

Section 2.02. Bylaws. The bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with Applicable Law.

Section 2.03. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 3
Representations and Warranties of the Company

Except as disclosed in the Company SEC Documents filed prior to the date hereof (excluding any disclosures in the Company SEC Documents under the heading “Risk Factors” and any other disclosures of risks that are predictive or forward-looking in nature) or in a separate disclosure schedule (the “Company Disclosure Schedule”) which has been delivered by the Company to Parent prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent), the Company represents and warrants to Parent that:

Section 3.01. Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required approval by the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions (x) and (y) are hereinafter referred to as the “Enforceability Exceptions.” The Company has delivered to Parent true and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof. For purposes of this Agreement, “Material Adverse Effect” means, with respect to any Person, any effect, event, occurrence, state of facts or development that has a materially adverse effect on the business, assets, liabilities, operations or financial condition of such Person and its Subsidiaries, taken as a whole, excluding any such effect, event, occurrence, state of facts or development resulting from or arising in connection with (i) this Agreement, the transactions contemplated hereby or the announcement or consummation thereof or the taking of any actions required by this Agreement, (ii) changes or conditions generally affecting the industries in which such Person and its Subsidiaries operate, to the extent such changes or conditions do not disproportionately impact such Person and its Subsidiaries, taken as a whole, (iii) general economic or financial markets conditions, (iv) any change in generally accepted accounting principles in the United States (“GAAP”), (v) changes in Applicable Law to the extent such changes do not disproportionately impact such Person and its Subsidiaries, taken as a whole, (vi) any failure by such Person to meet analysts’ revenue or earning projections and (vii) any decline in the price of any publicly traded securities of such Person (it being understood, in the case of clauses (vi) and (vii), that the facts or occurrences giving rise or contributing to any such failure or decline may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect). For purposes of this Agreement, a “Subsidiary,” as to any Person, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

Section 3.02. No Breach.The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of the Company, (ii) except as set forth on Section 3.02 of the Company Disclosure Schedule, constitute a breach or default of (with or without notice or lapse of time, or both), or give rise to any third-party right of termination, cancellation, modification or acceleration under, or to a loss of a benefit of the Company or any of its Subsidiaries under, any agreement, understanding, undertaking or License to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, or (iii) subject to obtaining the approvals and making the filings described in Section 3.03 hereof, constitute a violation or breach of any provision of any Applicable Law, with such exceptions in the cases of subsections (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially interfere with or delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Lien” means, with respect to any asset, any lien, claim, charge, restriction, pledge, mortgage, security interest or other encumbrance in respect of such asset.

Section 3.03. Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any transnational, domestic, foreign, federal, state or local authority, department, court, agency or official, including any political subdivision thereof (each, a “Governmental Authority”), except (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws, whether federal, state or foreign, (ii) for notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (iii) for the filing of the articles of merger under Pennsylvania Law, the certificate of merger under Delaware Law and related filings as set forth in Section 1.01 hereof, (iv) for approvals of and filings with the Federal Communications Commission (the “FCC”) and the Pennsylvania Public Utility Commission (the “PPUC”), (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially interfere with or delay the consummation of the transactions contemplated hereby and (vi) as may be necessary as a result of any fact or circumstance relating to Parent, Merger Subsidiary or any of their Affiliates. As used herein, the term “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, and the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

Section 3.04. Approval of the Board; Fairness Opinion; Vote Required. The Board of Directors of the Company has, by resolutions duly adopted at meetings duly called and held, (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting, (iii) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company and (iv) recommended that the stockholders of the Company adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way except as permitted under Section 5.02(b). The Company has received the opinion, dated the date of this Agreement, of Evercore Group L.L.C. (“Evercore”), as financial advisor to the Company, that the Merger Consideration to be received by the Company’s stockholders (other than Parent and its Affiliates) in the Merger is fair to such stockholders from a financial point of view, a signed copy of which opinion has been or will promptly be delivered to Parent. The affirmative vote of a majority of the votes cast by the holders of Common Shares is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary for the Company to adopt this Agreement and to approve the Merger.

Section 3.05. Capitalization.The authorized capital stock of the Company consists of 85,000,000 shares of common stock, par value $1.00 per share (the “Common Shares”), and 25,000,000 shares of preferred stock, no par value (the “Preferred Stock”). At the close of business on August 31, 2006, there were outstanding (i) 21,085,433 Common Shares (including 4,294 Restricted Shares granted or otherwise issued under the Company Stock Plans and 270,744 Grantor Trust Shares), (ii) Options granted under the Company Stock Plans to purchase an aggregate of 384,282 Common Shares, with exercise prices as set forth in Section 3.05 of the Company Disclosure Schedule, (iii) 250,767 ESPP Share Units, (iv) 444,671 Restricted Share Units granted or otherwise issued under the Company Stock Plans, (v) awards (subject to the satisfaction of certain performance criteria) (“Performance Awards”) that could result in the issuance of up to 82,850 additional Restricted Share Units under the Company Stock Plans and (vi) no shares of Preferred Stock. At the close of business on August 31, 2006, 3,141,049 Common Shares were held by the Company as treasury stock and, if all of the Company Convertible Notes had been converted into Common Shares on such date, a total of 7,513,380 Common Shares would be issued as a result. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.05 and for changes since August 31, 2006 resulting from (1) the exercise of Options granted under the Company Stock Plans outstanding on such date, (2) the settlement of ESPP Share Units and Restricted Share Units granted or otherwise issued under the Company Stock Plans, in each case, outstanding on such date, (3) issuances of additional ESPP Share Units in respect of compensation deferred after such date (including any matching grant with respect thereto) and the settlement of any ESPP Share Units so issued, (4) issuances of Restricted Share Units under the Company Stock Plans awardable under Performance Awards outstanding on such date and the settlement of any such Restricted Share Units so awarded, (5) issuances of Common Shares on the conversion, if any, of Company Convertible Notes, (6) adjustments to the ESPP Share Units and the Restricted Share Units granted or otherwise issued under the Company Stock Plans, in each case, as a result of the payment of regular quarterly dividends (“Permitted Share Unit Adjustments”) and (7) the release of Treasury Shares consistent with past practice in connection with the operation of the Company’s qualified defined contribution plan (the issuances referred to in clauses (1) - (7) collectively, the “Permitted Additional Company Issuances”), there are outstanding no (a) shares of capital stock or other voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or any rights against or obligating the Company that give the holder thereof any economic interest of a nature occurring to the holders of Common Shares (the items in clauses (a), (b) and (c) of this sentence being referred to collectively as the “Company Securities”) or (d) obligations of the Company to issue, deliver or sell any Company Security, other than the Company’s 2005 Series A 3¼% Convertible Notes due 2023 and the 2003 3¼% Convertible Notes due 2023 (collectively, the “Company Convertible Notes”) and the obligations of the Company thereunder to issue Common Shares upon the conversion thereof. Except as required by the terms of the Company Convertible Notes, there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Options, (I) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (II) each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other Applicable Laws and regulatory rules or requirements, including the rules of NASDAQ, (III) the per share exercise price of each Option was equal to the fair market value of a Common Share on the applicable Grant Date and (IV) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other Applicable Laws.

Section 3.06. Subsidiaries. (a) Section 3.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and the jurisdiction and form of organization of each Subsidiary of the Company. Each of the material Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Subsidiaries of the Company has all requisite corporate or limited liability company power to carry on its business as now being conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC (“Company Significant Subsidiaries”), together with their respective jurisdictions of incorporation, are listed in the Company’s most recent Annual Report on Form 10-K. As used herein, the term “SEC” means the United States Securities and Exchange Commission.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and are owned by the Company, directly or indirectly, free and clear of any Lien (other than Company Permitted Liens). There are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options or other rights to acquire from the Company or any Subsidiary of the Company any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, or any rights against or obligating the Company or any Subsidiary of the Company that give the holders thereof any economic interest of a nature occurring to the holders of capital stock, voting securities or ownership interests in any Subsidiary of the Company (the items in clauses (i) and (ii) of this sentence, together with capital stock, voting securities or ownership interests in any Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”) or (iii) obligations of the Company or any Subsidiary of the Company to issue, deliver or sell any Company Subsidiary Security. There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

(c) Except for its interest in its Subsidiaries and any de minimis interests which do not impose any obligations on the Company, the Company does not own, directly or indirectly, any capital stock or other ownership interests in any corporation, partnership, joint venture, association or other entity.

Section 3.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by the Company since January 1, 2004 (collectively, but excluding the Proxy Statement, the “Company SEC Documents”).

(b) As of its filing date, each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be.

(c) As of its filing date, none of the Company SEC Documents filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any such Company SEC Document has been revised, amended, supplemented or superseded by a subsequent Company SEC Document, none of the Company SEC Documents filed pursuant to the Exchange Act contains any untrue statement of a material fact or omits to state any material fact in circumstances where an amendment, supplement or corrective filing to any such Company SEC Document is required under the Exchange Act.

(d) None of the Company SEC Documents that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are designed to be effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(f) Since March 31, 2005, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2004.

(g) The Company has made available to Parent true and complete copies of all comment letters received by the Company from the SEC since January 1, 2004 and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC, and, to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

Section 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, and in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet as of June 30, 2006 of the Company and its consolidated Subsidiaries set forth in the Company’s Form 10-Q for the quarter ended June 30, 2006, and “Company Balance Sheet Date” means June 30, 2006.

Section 3.09. Disclosure Documents. None of the information supplied by the Company for inclusion in (i) the joint proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of the Company in connection with their meeting to consider this Agreement and the Merger (the “Company Stockholders’ Meeting”) will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or (ii) the registration statement on Form S-4 pursuant to which shares of Parent Stock issuable in the Merger will be registered with the SEC to be filed by Parent with the SEC in connection with the Merger (as amended or supplemented, the “Registration Statement”) will, at the time the Registration Statement or any amendment or supplement thereto is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.10. Absence of Certain Changes or Events. (a) Since the Company Balance Sheet Date, there has not been any change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, other than (A) in the case of the Company, regular quarterly cash dividends and (B) in the case of any direct or indirect wholly owned Subsidiary of the Company, dividends or distributions to its parent;

(ii) except as required by the terms of the Company Convertible Notes, any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any Company Securities or Company Subsidiary Securities;

(iii) any split, combination, subdivision or reclassification of any Company Securities or Company Subsidiary Securities;

(iv) except as required to comply with any Applicable Law or any Employee Plans as in effect on the Company Balance Sheet Date, (A) any grant of any severance, change in control or termination pay to any director or executive officer of the Company, (B) any entry into any employment, consulting, change in control, deferred compensation or other similar agreement, plan, arrangement or policy (or any material amendment to any such agreement, plan, arrangement or policy) with any director or executive officer of the Company, (C) any increase in the compensation or benefits payable under any severance, change in control or termination pay policies or Employee Plans (except as provided under the terms thereof as a result of increases in compensation permitted under clause (D)), (D) any increase in the compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than normal increases in base salary (and, any corresponding increases in the dollar amount of target bonuses that result from such base salary increases) and wages in the ordinary course of business consistent with past practice, (E) any establishment, adoption, entry into, amendment, modification or termination of any collective bargaining agreement, (F) any establishment, adoption, entry into, termination, or amendment or modification in any material respect, of any material Employee Plan or (G) the taking of any action to accelerate any material compensation or benefits, including vesting and payment, or the making of any material determinations, under any collective bargaining agreement or Employee Plan;

(v) any material change in the Company’s method of accounting or accounting principles or practices, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by its independent public accountants;

(vi) any amendment of any material Tax Return or the making of any material Tax election; and

(vii) any material modification of any Communications License.

Section 3.11. No Undisclosed Material Liabilities. None of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations of a nature disclosed and provided for in the Company Balance Sheet or in the notes thereto and incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice; or

(c) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. Litigation. There is no suit, claim, action, proceeding or investigation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any judgment, settlement agreement, decree, inquiry, rule or order outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.12 does not relate to environmental matters, which are the subject of Section 3.19.

Section 3.13. Taxes. (a) All material federal, state, local and foreign Tax Returns required to have been filed by or on behalf of the Company and each of its Subsidiaries have been timely filed, and all such filed Tax Returns were complete and accurate at the time of filing, except to the extent any failure to file or any inaccuracies in filed Tax Returns would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns have been paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due or owing by the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The relevant statute of limitations is closed with respect the U.S. federal income Tax Returns of the Company and its Subsidiaries for all years through 2002.

(c) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (i) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(d) The Company and its Subsidiaries have adequately disclosed on the appropriate Tax Returns information about any “listed transaction” (within the meaning of Section 1.6001-4(b) of the Treasury regulations) or any similar transaction under any other Tax law, including state or local Tax laws, in which the Company or any of its Subsidiaries has ever participated, in accordance with Section 1.6011-4 of the Treasury regulations or any similar provision of any other Tax law, including state or local Tax laws.

(e) For purposes of this Agreement, (i) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature or excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with a taxing authority with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.14. Employee Benefit Matters. (a) Set forth in Section 3.14(a) of the Company Disclosure Schedule is a true and complete list, as of the date of this Agreement, of all Title IV Plans, all Employee Plans that provide for stock-based, severance, change in control, termination or similar compensation or benefits or that are maintained primarily for directors or officers of the Company or any of its Subsidiaries and all other material Employee Plans. The Company has made available to Parent true and complete copies of each such Employee Plan, and all amendments thereto, together with the most recent annual report, actuarial report, financial statements and summary plan description, in each case if applicable, prepared in connection therewith.

(b) As of December 31, 2005, the difference between (i) the fair market value of the assets of each Employee Plan subject to Title IV of ERISA (a “Title IV Plan”) (excluding for these purposes any accrued but unpaid contributions) and (ii) the present value of all benefits accrued under such Title IV Plan determined on an accumulated benefit obligation basis was as set forth in Section 3.14(b) of the Company Disclosure Schedules. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any ERISA Affiliate thereof has (A) engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any of its Subsidiaries to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Section 502 of ERISA, (B) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (C) incurred, or reasonably expects to incur prior to the Effective Time (1) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (2) any liability under Section 4971 of the Code that, in each case, could become a liability of Parent or any of its ERISA Affiliates after the Effective Time. None of the Company nor any of its ERISA Affiliates makes contributions to, or has any liability under, any multiemployer plan (as defined in Section 3(37) of ERISA).

(c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent true and complete copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employee Plan, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) With respect to any Employee Plan that is an “employee welfare benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (i) no such Plan is unfunded, funded through a “welfare benefits fund” (as defined in Section 419(e) of the Code) or similar arrangement or self-insured and (ii) no such Employee Plan provides health or welfare benefits (whether or not insured) with respect to employees or former employees of the Company or any of its Subsidiaries (or any of their beneficiaries) after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other similar Applicable Law or (B) the full cost of which is borne by employees or former employees of the Company or any of its Subsidiaries (or any of their beneficiaries)).

(e) Except as provided in Section 1.04, no current or former director, officer or employee of the Company or any of its Subsidiaries will be entitled to (i)(A) any severance, separation, change of control, termination, bonus or other additional compensation or benefits or (B) any acceleration of the time of payment or vesting of any compensation or benefits or the forgiveness of indebtedness owed by such employee, in each case as a result of any of the transactions contemplated hereby (alone or in combination with any other event) or in connection with the termination of such Person’s employment on or after the Closing or (ii) any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, any of the transactions contemplated hereby (alone or in combination with any other event). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event) and compliance by the Company with the provisions hereof do not and will not require the funding (whether through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Employee Plan and will not result in any breach or violation of, or default under, or limit the ability of the Company or any of its Subsidiaries to amend, modify or terminate, any Employee Plan.

(f) (i) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated hereby (alone or in combination with any other event) by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). (ii) No director, officer or employee of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company, any of its Subsidiaries or any other Person in the event that the excise Tax required by Section 4999(a) of the Code, any Tax imposed under Section 409A of the Code or any other Tax is imposed on such individual.

(g) For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Employee Plan” means any (x) “employee benefit plan”, as defined in Section 3(3) of ERISA; (y) any employment, consultancy, severance, change of control or similar agreement, plan, arrangement or policy; or (z) any other agreement, plan, arrangement or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), welfare, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, welfare, pension or insurance benefits) or perquisites or fringe benefits; that, in any such case referred to in clause (x), (y) or (z), is sponsored, maintained, administered, or contributed to by the Company or any Subsidiary of the Company, or that is required to be maintained or contributed to by the Company or any Subsidiary of the Company, and covers any current or former director, officer or employee of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414(b) or (c) of the Code.

Section 3.15. Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is party to any labor union or collective bargaining agreement, and as of the date of this Agreement no such agreement is being negotiated by the Company or any of its Subsidiaries, (b) no employees of the Company or any of its Subsidiaries are represented by any labor organization, (c) as of the date hereof, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (d) to the knowledge of the Company, as of the date hereof, there are no formal organizing activities involving a material number of employees of the Company or any of its Subsidiaries pending with, or threatened by, any labor organization, (e) within the past three years, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations or other labor disputes (other than with respect to grievances) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (f) there are no grievances pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (g) there is no unfair labor practice charge, claim or proceeding pending before the National Labor Relations Board or any comparable administrative body with respect to the Company or any of its Subsidiaries, (h) neither the Company nor any of its Subsidiaries is in breach of any collective bargaining agreement and (i) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

Section 3.16. Compliance with Laws. The Company and its Subsidiaries hold all Licenses necessary for them to own, lease and operate their properties and to conduct their businesses, except where the failure to hold any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation of any such Licenses or any Applicable Law, except where such violations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each License issued to the Company or any of its Subsidiaries by the FCC or the PPUC (collectively, the “Communications Licenses”) is set forth, as of the date of this Agreement, in Section 3.16 of the Company Disclosure Schedule. This Section does not relate to environmental matters, which are the subject of Section 3.19.

Section 3.17. Finders’ Fees. Except for Evercore, a true and complete copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary of the Company who might be entitled to any fee or commission from the Company, Parent or Merger Subsidiary or any of their Affiliates in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

Section 3.18. Title to Properties; Encumbrances; Intellectual Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good and valid title to (or in the case of leased assets, valid leasehold interests in) the assets set forth on the Company Balance Sheet (other than those disposed of in the ordinary course of business since the Company Balance Sheet Date), free and clear of all Liens other than Company Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries owns or has the lawful right to use all assets, properties, Intellectual Property Rights, operating rights, rights-of-way, easements, contracts, leases, and other instruments necessary to operate its business as presently conducted. For purposes of this Agreement, “Company Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by Applicable Laws for (A) Taxes not yet due and payable or (B) Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the Company Balance Sheet or the notes thereto, (iv) zoning, building and other similar codes and regulations and (v) other immaterial Liens (other than Liens securing Indebtedness).

(b) Each real property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole (a “Material Owned Real Property”), is set forth, as of the date of this Agreement, in Section 3.18(b) of the Company Disclosure Schedule. The Company or a Subsidiary of the Company has good and marketable title to the Material Owned Real Property, free and clear of all Liens other than Company Permitted Liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Material Owned Real Property or any material portion thereof or interest therein.

(c) Each real property leased by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole (a “Material Leased Real Property”), is set forth, as of the date of this Agreement, in Section 3.18(c) of the Company Disclosure Schedule. The Company or a Subsidiary of the Company has a good and valid title to a leasehold interest in each Material Leased Real Property.

(d) (i) Each patent, patent application, trademark registration, trademark application, registered service mark, registered copyright and internet domain name, in each case, that is owned by the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries, taken as a whole (“Material Intellectual Property”), is set forth, as of the date of this Agreement, in Section 3.18(d) of the Company Disclosure Schedule.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(w) all Material Intellectual Property is valid, subsisting and enforceable;

(x) there are no claims or proceedings made or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to (A) the ownership, validity, use or enforceability of any Material Intellectual Property or (B) the operation of the business of the Company or any of its Subsidiaries infringing or misappropriating any Intellectual Property Rights of any Person (including any demand or request that the Company or any of its Subsidiaries license any rights from any Person);

(y) none of the Material Intellectual Property is subject to any outstanding order, ruling, judgment, decree or stipulation by or with any Governmental Authority, or any agreement, understanding or undertaking with any Person, restricting the scope of use of any Material Intellectual Property; and

(z) no Person has infringed upon or misappropriated, or is currently infringing upon or misappropriating, any Material Intellectual Property.

(iii) For purposes of this Agreement, “Intellectual Property Rights” means, collectively, whether arising under the laws of the United States or any other state, country or jurisdiction: (A) trade secrets and confidential information, patents, patent applications, patent disclosures and inventions, including all reissues, continuations, divisions, continuations in part and renewals and extensions thereof; (B) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof; (C) copyrights (registered or unregistered) and registrations and applications for registration thereof; (D) computer software (including both source and object code), proprietary data and data bases; and (E) internet domain name registrations.

Section 3.19. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no written notice, demand, order, complaint, information request or other communication alleging actual or potential liability has been received by the Company or any of its Subsidiaries arising out of, relating to or based upon any Environmental Laws, and there are no judicial, administrative or other actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii) the Company and each of its Subsidiaries has all Licenses necessary for their operations to comply with all applicable Environmental Laws (“Company Environmental Licenses”), all such Company Environmental Licenses are in full force and effect, and the Company and each of its Subsidiaries are in compliance with the terms of such Company Environmental Licenses;

(iii) the Company and each of its Subsidiaries are and have been in compliance with the terms of applicable Environmental Laws;

(iv) there has been no release of Hazardous Materials, and there are no Hazardous Materials present, in each case, at, on, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that have resulted or would reasonably be expected to result in costs or liability to the Company or any of its Subsidiaries under any Environmental Law;

(v) none of the Company or any of its Subsidiaries has entered into or agreed to, or, to the knowledge of the Company, is otherwise subject to the terms of, any judgment, decree or order arising under, based upon or relating to Environmental Law or to the investigation or remediation of Hazardous Materials; and

(vi) none of the Company or any of its Subsidiaries has generated, stored, used, emitted, discharged, released, disposed of or arranged for the disposal of any Hazardous Materials except in material compliance with, and in a manner that has not resulted and would not reasonably be expected to result in liability to the Company or any of its Subsidiaries under, applicable Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Laws” means all Applicable Laws relating to pollution, natural resources or protection of endangered or threatened species, human health (as relating to Hazardous Materials) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata). For purposes of this Agreement, the term “Hazardous Materials” means any petroleum or petroleum byproducts, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, creosote, electromagnetic or radio frequency emissions, and any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

Section 3.20. Contracts. Section 3.20 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:

(i) each agreement, understanding or undertaking that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that, if terminated or subject to a default by any party thereto, would reasonably be expected to result in a Company Material Adverse Effect;

(ii) each agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party that restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any business or with any Person in any geographical area;

(iii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $100,000, is outstanding or may be incurred, other than any such agreement between or among the Company and its wholly owned Subsidiaries;

(iv) each agreement, understanding or undertaking to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets that, in each case, have a fair market value or purchase price of more than $500,000; and

(v) each partnership, joint venture or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and its Subsidiaries.

Each agreement, understanding or undertaking of the type described in clauses (i) through (v) above, and each lease agreement for any Material Leased Real Property, is referred to herein as a “Company Material Agreement”. Each Company Material Agreement is a valid, binding and legally enforceable obligation of the Company or one of its Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions, and is in full force and effect, except for such failures to be valid, binding and legally enforceable or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Subject to such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no default under any Company Material Agreement by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto.

Section 3.21. Antitakeover Statutes. The Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from Subchapters E, F, G, H, I and J of Chapter 25 of the Pennsylvania Law, and, accordingly, neither such Subchapters nor any other antitakeover or similar statute or regulation applies to any such transactions.

Section 3.22. No Other Representations. Except as expressly set forth in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to Section 8.03(a), the Company makes no representations or warranties to Parent or Merger Subsidiary. Further, the Company acknowledges that neither Parent nor Merger Subsidiary makes or has made any representation or warranty to the Company, except as expressly set forth in this Agreement or in any certificate delivered by or on behalf of Parent pursuant to Section 8.04(a).

ARTICLE 4
Representations and Warranties of Parent

Except as disclosed in the Parent SEC Documents filed prior to the date hereof (excluding any disclosures in the Parent SEC Documents under the heading “Risk Factors” and any other disclosures of risks that are predictive or forward-looking in nature) or in a separate disclosure schedule (the “Parent Disclosure Schedule”) which has been delivered by Parent to the Company prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent), Parent represents and warrants to the Company that:

Section 4.01. Organization and Authority. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Subsidiary has all requisite corporate power to carry on its business as now being conducted. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”). The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to the Enforceability Exceptions. Parent has delivered to the Company true and complete copies of the Certificate of Incorporation and Bylaws of Parent, each in effect as of the date hereof, and the Articles of Incorporation and Bylaws of Merger Subsidiary, each in effect as of the date hereof. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02. No Breach. The execution and delivery by Parent and Merger Subsidiary of this Agreement do not, and the consummation of the transactions contemplated hereby by Parent and Merger Subsidiary will not, (i) violate or conflict with the Certificate of Incorporation or Bylaws of Parent, or the Articles of Incorporation or Bylaws of Merger Subsidiary, (ii) constitute a breach or default of (with or without notice or lapse of time, or both), or give rise to any third-party right of termination, cancellation, modification or acceleration under, or to a loss of a benefit of Parent or any of its Subsidiaries under, any agreement, understanding or undertaking to which Parent or Merger Subsidiary or any of their Subsidiaries is a party or by which any of them is bound, or give rise to any Lien on any of their properties, or (iii) subject to obtaining the approvals and making the filings described in Section 4.03 hereof, constitute a violation or breach of any provision of any Applicable Law, with such exceptions in the cases of subsections (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially interfere with or delay the consummation of the transactions contemplated hereby.

Section 4.03. Consents and Approvals. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation of the transactions contemplated hereby by Parent and Merger Subsidiary require no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws, whether federal, state or foreign, (ii) for notification pursuant to the HSR Act and expiration or termination of the waiting period thereunder, (iii) for the filing of the articles of merger under Pennsylvania Law, the certificate of merger under Delaware Law and related filings as set forth in Section 1.01 hereof, (iv) for approvals of and filings with the FCC and the PPUC, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially interfere with or delay the consummation of the transactions contemplated hereby.

Section 4.04. Approval of the Board; No Vote Required. The Board of Directors of Parent has, by resolutions duly adopted at meetings duly called and held, approved this Agreement, the Merger and the other transactions contemplated hereby. No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger.

Section 4.05. Capitalization. (a) The authorized capital stock of Parent consists of 600,000,000 shares of Parent Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on August 31, 2006, there were outstanding (i) 321,311,189 shares of Parent Stock, (ii) 6,196,144 stock options to purchase shares of Parent Stock under any compensatory plan or arrangement of Parent, (iii) 1,498,271 share units granted or otherwise issued under any compensatory plan or arrangement of Parent and (iv) no shares of Parent Preferred Stock. At the close of business on August 31, 2006, 778,091 shares of Parent Stock were reserved for issuance upon conversion of the Citizens Utilities Trusts’ 5% Company Obligated Mandatorily Redeemable Convertible Preferred Securities due 2036. Except as set forth in this Section 4.05, at the close of business on August 31, 2006, there were no outstanding (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of Parent, (C) options or other rights to acquire from Parent any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, or any rights against or obligating Parent that give the holder thereof any economic interest of a nature occurring to the holders of shares of Parent Stock (the items in clauses (A), (B) and (C) of this sentence being referred to collectively as the “Parent Securities”) or (D) obligations of Parent to issue, deliver or sell any Parent Security, other than the Parent Series A Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement dated as of March 6, 2002, between Parent and Mellon Investor Services LLC. The authorized capital stock of the Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to the compensatory stock options to purchase shares of Parent Stock (“Parent Options”), (I) each grant of a Parent Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Board of Directors of Parent (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (II) each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of Parent, the Exchange Act and all other Applicable Laws and regulatory rules or requirements, including the rules of the New York Stock Exchange (the “NYSE”), (III) the per share exercise price of each Parent Option was equal to the fair market value of a share of Parent Stock on the applicable Grant Date and (IV) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Parent and disclosed in the Parent SEC Documents in accordance with the Exchange Act and all other Applicable Laws.

(b) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 4.06. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by Parent since January 1, 2004 (the “Parent SEC Documents”).

(b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be.

(c) As of its filing date, none of the Parent SEC Documents filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any such Parent SEC Document has been revised, amended, supplemented or superseded by a subsequent Parent SEC Document, none of the Parent SEC Documents filed pursuant to the Exchange Act contains any untrue statement of a material fact or omits to state any material fact in circumstances where an amendment, supplement or corrective filing to any such Parent SEC Document is required under the Exchange Act.

(d) None of the Parent SEC Documents that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are designed to be effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(f) Since March 31, 2005, Parent and its Subsidiaries have established and maintained a system of internal controls. Such internal controls are sufficient in all material respects to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2005.

(g) Parent has made available to the Company true and complete copies of all comment letters received by Parent from the SEC since January 1, 2005 and relating to the Parent SEC Documents, together with all written responses of Parent thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Parent from the SEC, and, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

Section 4.07. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, and in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, “Parent Balance Sheet” means the consolidated balance sheet as of June 30, 2006 of Parent and its consolidated Subsidiaries set forth in Parent’s Form 10-Q for the quarter ended as of June 30, 2006 and “Parent Balance Sheet Date” means June 30, 2006.

Section 4.08. Disclosure Documents. None of the information supplied by Parent or Merger Subsidiary for inclusion in (i) the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or (ii) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.09. Absence of Certain Changes or Events. (a) Since the Parent Balance Sheet Date, there has not been any change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Parent Balance Sheet Date and through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with their past practices, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, other than regular quarterly cash dividends, (ii) any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any Parent Securities or (iii) any split, combination, subdivision or reclassification of any Parent Securities.

(c) As of the date hereof, Parent is not engaged in active negotiations or discussions with any Person other than the Company regarding any acquisition, disposition or partnership that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.10. No Undisclosed Material Liabilities. None of Parent or any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations of a nature disclosed and provided for in the Parent Balance Sheet or in the notes thereto and incurred in the ordinary course of business since the Parent Balance Sheet Date in amounts consistent with past practice; or

(c) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11. Litigation. There is no suit, claim, action, proceeding or investigation pending against or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor is there any judgment, settlement agreement, decree, inquiry, rule or order outstanding against Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 4.11 does not relate to environmental matters, which are the subject of Section 4.15.

Section 4.12. Taxes. All material federal, state, local and foreign Tax Returns required to have been filed by or on behalf of Parent and each of its Subsidiaries have been timely filed, and all such filed Tax Returns were complete and accurate at the time of filing, except to the extent any failure to file or any inaccuracies in filed Tax Returns would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns have been paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due or owing by Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.13. Compliance with Laws. Parent and its Subsidiaries hold all Licenses necessary for them to own, lease and operate their properties and to conduct their businesses, except where the failure to hold any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not in violation of any such Licenses or any Applicable Law, except where such violations would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 4.13 does not relate to environmental matters, which are the subject of Section 4.15.

Section 4.14. Finders’ Fees. Except for Citigroup Global Markets Inc., whose fee and expenses shall be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Merger Subsidiary who might be entitled to any fee or commission from Parent, Merger Subsidiary or the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.15. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) no written notice, demand, order, complaint, information request or other communication alleging actual or potential liability has been received by Parent or any of its Subsidiaries arising out of, relating to or based upon any Environmental Laws, and there are no judicial, administrative or other actions, suits, claims, investigations or proceedings pending or, to Parent’s knowledge, threatened which allege a violation by Parent or any of its Subsidiaries of any Environmental Laws;

(b) Parent and each of its Subsidiaries has all Licenses necessary for their operations to comply with all applicable Environmental Laws (“Parent Environmental Licenses”), all such Parent Environmental Licenses are in full force and effect, and Parent and each of its Subsidiaries are in compliance with the terms of such Parent Environmental Licenses;

(c) Parent and each of its Subsidiaries are and have been in compliance with the terms of applicable Environmental Laws;

(d) there has been no release of Hazardous Materials, and there are no Hazardous Materials present, in each case, at, on, under or from any property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries that have resulted or would reasonably be expected to result in costs or liability to Parent or any of its Subsidiaries under any Environmental Law;

(e) none of Parent or any of its Subsidiaries has entered into or agreed to, or, to the knowledge of Parent, is otherwise subject to the terms of, any judgment, decree or order arising under, based upon or relating to Environmental Law or to the investigation or remediation of Hazardous Materials; and

(f) none of Parent or any of its Subsidiaries has generated, stored, used, emitted, discharged, released, disposed of or arranged for the disposal of any Hazardous Materials except in material compliance with, and in a manner that has not resulted and would not reasonably be expected to result in liability to Parent or any of its Subsidiaries under, applicable Environmental Laws.

Section 4.16. Financing. Parent has, or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate amount of Cash Merger Consideration and any other amounts to be paid by it hereunder in cash. Parent has delivered to the Company a true and complete copy of the commitment letter, dated as of September 17, 2006, between Parent and Citigroup Global Markets Inc.

Section 4.17. Ownership of Shares. Except as a result of entering into this Agreement or the transactions contemplated hereby, neither Parent, Merger Subsidiary nor any of Parent’s other direct or indirect Subsidiaries is an “interested shareholder” (as defined in Section 2553 of Pennsylvania Law) of the Company. As of the date of this Agreement, none of Parent, Merger Subsidiary or any other direct or indirect Subsidiary of Parent beneficially owns any Common Shares.

Section 4.18. No Other Representations. Except as expressly set forth in this Agreement or in any certificate delivered by or on behalf of Parent pursuant to Section 8.04(a), Parent makes no representations or warranties to the Company. Further, Parent acknowledges that the Company does not make and has not made any representation or warranty to Parent or Merger Subsidiary, except as expressly set forth in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to Section 8.03(a).

ARTICLE 5
Covenants of the Company

The Company agrees that:

Section 5.01. Conduct of the Company. Except as otherwise contemplated herein, as set forth in Section 5.01 of the Company Disclosure Schedule or as may be required by Applicable Law, from the date hereof until the Effective Time, the Company and its Subsidiaries shall operate substantially in the same lines of business as they now operate in, and shall conduct their business in the ordinary course consistent with past practice in all material respects and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties, including Governmental Authorities, and to keep available the services of their present officers and employees in all material respects. Without limiting the generality of the foregoing, and except as contemplated herein, as set forth in Section 5.01 of the Company Disclosure Schedule or as may be required by Applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent (which, in the case of clauses (b)(ii)(y), (f), (i), (j)(ii) and (o) below, shall not be unreasonably withheld or delayed):

(a) the Company will not, and will not permit any Subsidiary of the Company to, (i) adopt or propose any change in the Articles of Incorporation or Bylaws of the Company or a comparable organizational document of any Company Significant Subsidiary or (ii) except for Permitted Share Unit Adjustments, amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(b) the Company will not, and will not permit any Subsidiary of the Company to, (i) merge or consolidate with, or be sold to, any other Person or (ii) acquire (x) any Person or division or line of business of any Person or (y) any asset or assets that have a purchase price in excess of $500,000, individually, or $2,000,000, in the aggregate, except for new capital expenditures, which shall be subject to clause (i) below (in each case, whether by merger, consolidation, purchase of stock or otherwise);

(c) the Company will not, and will not permit any Subsidiary of the Company to, issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than (i) the Permitted Additional Company Issuances and (ii) the issuance of any Company Subsidiary Securities to the Company or a wholly owned Subsidiary of the Company;

(d) the Company will not, and will not permit any Subsidiary of the Company to, incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), other than (i) Indebtedness owed to the Company or any wholly owned Subsidiary of the Company, (ii) refinancings of Indebtedness of the Company or any of its Subsidiaries outstanding on the date hereof, provided that the aggregate amount of such refinancing Indebtedness does not exceed the aggregate amount of the Indebtedness being refinanced, (iii) Indebtedness for borrowed money incurred solely to settle in cash obligations of the Company under the Company Convertible Notes arising upon the conversion thereof and (iv) any other Indebtedness in an amount not in excess of $2,000,000 in the aggregate; provided, however, that, in the case of clauses (ii) and (iii) above, the term of Indebtedness permitted to be incurred thereunder does not exceed 366 days, unless such Indebtedness is prepayable at the option of the Company or a Subsidiary of the Company, as the case may be, without any premium or penalty;

(e) the Company will not, and will not permit any Subsidiary of the Company to, (i) split, combine, subdivide or reclassify any shares of its capital stock, other equity interests, securities convertible into or exercisable or exchangeable for capital stock or other equity interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than (x) in the case of the Company, regular quarterly cash dividends, not to exceed, in the case of any such quarterly dividend, $0.50 per share, and (y) in the case of any direct or indirect wholly owned Subsidiary of the Company, dividends or distributions to its parent, or (iii) except as required by the terms of the Company Convertible Notes, redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Security or Company Subsidiary Security;

(f) the Company will not, and will not permit any Subsidiary of the Company to, sell, lease, license or otherwise dispose of any assets or property, other than (i) sale or other disposition of inventory or obsolete equipment and (ii) sale, lease, license or other disposition of any asset or assets with a fair market value not in excess of $250,000, individually, or $1,000,000 in the aggregate;

(g) the Company will not, and will not permit any Subsidiary of the Company to, create or incur any Lien on any material asset, other than Company Permitted Liens;

(h) the Company will not, and will not permit any Subsidiary of the Company to, make any loan, advance or investment to or in any Person, whether by purchase of stock or securities, contributions to capital or property transfers, other than (i) investments in its wholly owned Subsidiaries made in the ordinary course of business or (ii) advances to employees in the ordinary course of business consistent with past practice;

(i) the Company will not, and will not permit any Subsidiary of the Company to, make any capital expenditures, other than (i) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (ii) otherwise substantially in accordance with the Company’s capital expenditures plan made available to Parent in writing prior to the date of this Agreement;

(j) the Company will not, and will not permit any Subsidiary of the Company to, (i) amend the indentures governing the Company Convertible Notes, (ii) except in the ordinary course of business consistent with past practice and except in connection with any action permitted under clause (d) or (i) above, enter into, terminate, renew, extend, amend or modify in any material respect any Company Material Agreement (it being further agreed that the Company will, and will cause its Subsidiaries to, consult with Parent to the extent permitted by Applicable Law prior to entering into, renewing, extending, amending or modifying in any material respect any agreement, undertaking or understanding to which the Company or any of its Subsidiaries is or will be a party and that, in each case, provides for the acquisition by the Company or any of its Subsidiaries of material information technology (including software and maintenance services) or long-distance telephony services) or (iii) knowingly fail to enforce any material provision of any Company Material Agreement;

(k) the Company will not, and will not permit any Subsidiary of the Company to, except as required to comply with Employee Plans as in effect on the date hereof, (i) grant any severance, change in control or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (ii) hire or terminate the employment of any executive officer of the Company or any of its material operating Subsidiaries without reasonably consulting with Parent to the extent permitted by Applicable Law, (iii) enter into any employment, consulting, change in control, deferred compensation or other similar agreement, plan, arrangement or policy (or any material amendment to any such existing agreement, plan, arrangement or policy) with (A) any director or executive officer of the Company or any of its material operating Subsidiaries or (B), except in the ordinary course of business consistent with past practice, any other employee of the Company or any of its Subsidiaries, provided that no such agreement, plan, arrangement or policy may be entered into to the extent it would provide for a grant or increase of severance, change in control or termination pay prohibited under clauses (i) and (iv) of this Section 5.01(k), (iv) increase the compensation or benefits payable under any existing severance, change in control or termination pay policies or Employee Plans (except as provided under the terms thereof as a result of increases in compensation permitted under clause (v)), (v) increase the compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, except for (A) normal increases in base salary (and any corresponding increases in the dollar amount of target bonuses that result from such base salary increases) and wages in the ordinary course of business consistent with past practice and (B) increases in any other form of compensation or benefits in the ordinary course of business consistent with past practice and that do not materially increase the costs, obligations or liabilities of the Company or any of its Subsidiaries, (vi) establish, adopt, enter into, amend, modify or terminate any collective bargaining agreement, except in connection with renegotiation of expired collective bargaining agreements in the ordinary course of business consistent with past practice in a manner that does not materially increase the costs, obligations or liabilities of the Company or any of its Subsidiaries, (vii) establish, adopt, enter into, terminate, or amend or modify in any material respect any material Employee Plan, except for Employee Plans permitted to be entered into under clause (iii) above, or (viii) take any action to accelerate any material compensation or benefits, including vesting and payment, or make any material determinations, under any collective bargaining agreement or Employee Plan;

(l) the Company will not, and will not permit any Subsidiary of the Company to, effect or permit a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;

(m) the Company will not, and will not permit any Subsidiary of the Company to, change the Company’s method of accounting or accounting principles or practices, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by its independent public accountants;

(n) the Company will not, and will not permit any Subsidiary of the Company to, amend any material Tax Return or make any material Tax election;

(o) the Company will not, and will not permit any Subsidiary of the Company to, (i) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (whether accrued, contingent, absolute, asserted or unasserted or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or, if applicable, the notes thereto) of the Company included in the Company SEC Documents filed and publicly available prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided, however, that in no event shall the Company or any of its Subsidiaries settle any claim or litigation (A) for an amount in excess of $250,000 for any such settlement individually or (B) if such settlement would reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from conducting their business in substantially the same manner as conducted on the date of this Agreement, and provided further that in no event shall the Company or any of its Subsidiaries settle any claim or litigation relating to the transactions contemplated by this Agreement, (ii) cancel any material Indebtedness or (iii) waive or assign any claims or rights of substantial value;

(p) file for, or otherwise seek, any material modification of any Communications License, other than in the ordinary course of business consistent with past practice, provided that such modification would not reasonably be expected, individually or in the aggregate, to affect the ability of the Company and its Subsidiaries to conduct their business in substantially the same manner as conducted on the date of this Agreement;

(q) the Company will not, and will not permit any Subsidiary of the Company to, take any action that would reasonably be expected to result in any of the conditions set forth in Section 8.03(a) not being satisfied; and

(r) the Company will not, and will not permit any Subsidiary of the Company to, agree or commit to do any of the foregoing.

Section 5.02. Stockholder Meeting; Board Recommendation. (a) The Company shall cause the Company Stockholders’ Meeting to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the adoption of this Agreement, regardless of whether an Adverse Recommendation Change has occurred or of the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. The Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders (the “Company Stockholder Approval”) and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 5.02(b).

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, joint venture agreement, partnership agreement or other similar agreement that, in any such case, provides for or is related to an Acquisition Proposal (which, for the avoidance of doubt, shall not include, any confidentiality agreement referred to in Section 5.03) (any of the foregoing, an “Acquisition Agreement”); provided that, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company shall be permitted, after consultation with its outside counsel and financial advisors, (A) to make an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement, but, in each case, only if and to the extent that the Company has complied with Section 5.03 and a Superior Proposal is pending at the time the Board of Directors of the Company determines to take such action or, in the case of clause (A) of this proviso, if the Board of Directors of the Company determines in good faith that a Parent Material Adverse Effect has occurred and, as a result, such an Adverse Recommendation Change is consistent with the fiduciary duties of the Board of Directors of the Company under Applicable Law (an “MAE Adverse Recommendation Change”); provided further, however, that (1) except in the case of an MAE Adverse Recommendation Change, the Board of Directors of the Company shall not make an Adverse Recommendation Change, and the Company may not so terminate this Agreement, until after the fifth Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of such proposed action (it being understood and agreed that (A) any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three-Business Day period and (B) in determining whether to make an Adverse Recommendation Change or cause the Company to terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement and the Merger proposed by Parent to the Company in response to a Notice of Superior Proposal or otherwise) and (2) in the case of an MAE Adverse Recommendation Change, the Board of Directors of the Company shall not make an MAE Adverse Recommendation Change until the fifth Business Day (or such shorter period as may be reasonable in light of the timing of the Company Stockholders’ Meeting) following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor.

(c) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal that involves the acquisition, directly or indirectly, of all or substantially all of the voting power of the Common Shares or of the assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company determines in its good faith judgment, after consultation with its outside counsel and financial advisors, to be (i) more favorable and provide greater value to the Company’s stockholders than this Agreement and the Merger, taken as a whole, and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal. For purposes of this Agreement, “Acquisition Proposal” means any Third Party offer or proposal for (A) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that results in any acquisition (including by shareholders of any Third Party) of over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company or, if the Company or any such Subsidiary is merged into another entity, of the surviving entity in such merger; provided that for purposes of Section 10.04(b)(ii)(C), each reference to “15%” in this definition shall be deemed to be a reference to “35%”. For purposes of this Agreement, the term “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

Section 5.03. Non-Solicitation; Other Offers. From the date hereof until the Effective Time, the Company and its Subsidiaries, and the officers, directors, employees, investment bankers and other agents and advisors of the Company or any of its Subsidiaries, will not (i) take any action to solicit, initiate or knowingly encourage or facilitate any Acquisition Proposal or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that is known by the Company to be considering making, or has made, an Acquisition Proposal (it being understood that any discussions or negotiations, or disclosure of information (other than material nonpublic information), in each case, in the ordinary course of business consistent with past practice in connection with existing commercial arrangements (and not in connection with any Acquisition Proposal) shall not be deemed to be prohibited under this clause (ii)); provided that, prior to obtaining the Company Stockholder Approval, nothing contained in this Section 5.03 shall prevent the Company from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Acquisition Proposal received from such Person if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel and financial advisors, that to engage in such discussions or negotiations or disclose such nonpublic information would reasonably be likely to result in a Superior Proposal, provided, however, that (A) prior to furnishing nonpublic information to, or entering into discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement with terms not materially less favorable to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement may contain less favorable standstill provisions so long as the Company offers Parent the opportunity to amend the Confidentiality Agreement to contain the same standstill provisions, and (B) all such nonpublic information has previously been provided to Parent or is provided to Parent on a substantially concurrent basis. The Company will promptly notify, orally and in writing, Parent of the receipt of (and the material terms and conditions thereof and the identity of the Person making the same) any inquiry, offer or proposal in connection with an Acquisition Proposal or any request (other than in the ordinary course of business and not related to an Acquisition Proposal) for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that the Company believes may be considering making, or has made, an Acquisition Proposal. The Company will (1) keep Parent reasonably informed of the status and details (including any material change to the terms thereof) of any such inquiry, offer, proposal or request and any discussions and negotiations concerning the material terms and conditions of any Acquisition Proposal and (2) provide to Parent as soon as practicable after receipt or delivery thereof copies of all draft agreements and all other material written correspondence and documents sent by or provided to the Company or any of its Subsidiaries in connection therewith. Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company’s shareholders a position (or issuing a “stop, look and listen” announcement) with respect to a tender offer for the Common Shares by a Third Party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) making such disclosure to the Company’s shareholders as, in the judgment of the Board of Directors of the Company, with the advice of outside counsel, may be required under Applicable Law or under the rules of the NASDAQ National Stock Market System (“NASDAQ”), or (iii) responding to any unsolicited proposal or inquiry by advising the Person making such proposal or inquiry of the terms of this Section 5.03 (it being understood, however, that nothing in this sentence shall be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.02(b) except, in each case, to the extent permitted by Section 5.02(b); it being understood that any accurate disclosure of factual information to the shareholders of the Company that is required to be made to such shareholders under Applicable Law shall not be an action prohibited by Section 5.02(b)). The Company will immediately cease, and cause its advisers and agents to cease, any and all existing activities, discussions or negotiations regarding any Acquisition Proposal with any parties previously contacted (provided that the Company may inform such parties that this Agreement has been entered into) and will request the prompt return or destruction of all confidential information previously furnished to any such parties.

Section 5.04. Affiliates. Prior to the Effective Time, the Company shall cause to be delivered to Parent a letter identifying, to the best of the Company’s knowledge, all Persons who are, at the time of the Company Stockholders’ Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is so identified as an affiliate to deliver to Parent on or prior to the Effective Time a letter agreement substantially in the form of Exhibit B to this Agreement.

ARTICLE 6
Covenants of Parent

Parent agrees that:

Section 6.01. Conduct of Parent. Except as otherwise contemplated herein, as set forth in Section 6.01 of the Parent Disclosure Schedule or as may be required by Applicable Law, from the date hereof until the Effective Time, without the consent of the Company:

(a) Parent will not, and, in the case of clause (ii) below, will not permit any Subsidiary of Parent to, (i) except for regular quarterly dividends not to exceed $0.25 per share, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or (ii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Parent Securities;

(b) Parent will not, and will not permit any Subsidiary of Parent to, enter into or acquire any new line of business that (i) is material to Parent and its Subsidiaries, taken as a whole, and (ii) is not related to the provision of communications services;

(c) Parent shall not, and shall not permit any of its Subsidiaries to, enter into any acquisition that would reasonably be expected to prevent or materially delay the completion of the Merger;

(d) Parent will not, and will not permit any Subsidiary of Parent to, take or agree or commit to take any action that would reasonably be expected to result in any of the conditions set forth in Section 8.04(a) not being satisfied; and

(e) Parent will not, and will not permit any Subsidiary of Parent to, agree or commit to do any of the foregoing.

Section 6.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.03. Voting of Shares. Parent agrees to vote all Common Shares, if any, beneficially owned by it, and to cause all Common Shares, if any, beneficially owned by its Subsidiaries to be voted, in favor of adoption of this Agreement at the Company Stockholders’ Meeting.

Section 6.04. Director and Officer Liability. (a) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless the present and former officers, directors, employees and agents of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement, the Merger and the other transactions contemplated hereby) to the fullest extent permitted under Applicable Law and (ii) promptly advance to such Indemnified Persons expenses incurred in defending any action, suit or other proceeding with respect thereto to the fullest extent permitted under Applicable Law. In the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until disposition of such claim. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its reasonable best efforts to provide officers’ and directors’ liability insurance and fiduciary liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy and fiduciary liability insurance policy, respectively, on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided that (i) in satisfying its obligation under this Section, Parent shall not be obligated to cause the Surviving Corporation, and the Surviving Corporation shall not be obligated, to pay annual premiums in excess of $1,487,700; provided, further, that if the premiums would exceed such amount in a given year, Parent shall cause the Surviving Corporation to use its reasonable best efforts to purchase coverage that in the reasonable opinion of Parent is the best available for such amount per year; and (ii) Parent may satisfy its obligation under this Section by causing the Surviving Corporation to obtain, at the Effective Time, prepaid (or “tail”) officers’ and directors’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring on or prior to the Effective Time covering each Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy and fiduciary liability insurance policy. Parent shall cause the Surviving Corporation to indemnify and hold harmless each Indemnified Person under this Section 6.04 in respect of the reasonable costs and expenses incurred by such Indemnified Person in enforcing his or her rights hereunder.

(b) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.04.

(c) The rights of each Indemnified Person under this Section 6.04 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Pennsylvania Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive the consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 6.05. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

Section 6.06. Personnel Matters. (a)  On and after the Effective Time, Parent shall (or shall cause the Surviving Corporation and Parent’s other Subsidiaries to) honor, without offset, deduction, counterclaim, interruption or deferment, the obligations of the Company and its Subsidiaries under all Employee Plans in existence on the Closing Date in accordance with the terms thereof; provided, that nothing in this Agreement shall be interpreted as limiting the power of Parent, the Surviving Corporation or any of their Subsidiaries to amend or terminate any Employee Plan in accordance with its terms or as requiring Parent, the Surviving Corporation or any of their Subsidiaries to offer to continue (other than as required by its terms) any written employment contract or to continue the employment of any given employee; provided, further, however, that, until the first anniversary of the Closing Date, (i) Parent shall continue the Company’s past practice with respect to severance as set forth in Section 6.06 of the Company Disclosure Schedule) and (ii) no amendment to or termination of the Company’s Key Employee Severance Plan shall be made without the consent of Eligible Employees (as defined in such plan).

(b) To the extent any benefit plan of Parent (or any plan of the Surviving Corporation or any of Parent’s other Subsidiaries) shall be made applicable to any employee of the Company or any of its Subsidiaries, Parent shall (or shall cause the Surviving Corporation and Parent’s other Subsidiaries to) grant to such employees credit for service with the Company or any of its Subsidiaries or predecessors prior to the Effective Time for all purposes under such plan, except for purposes of benefit accrual under any defined benefit pension plans and except to the extent a duplication of benefits would thereby result. In addition, to the extent any benefit plan of Parent (or any plan of the Surviving Corporation or any of Parent’s other Subsidiaries) that constitutes an “employee welfare benefit plan,” as defined in Section 3(3) of ERISA, shall be made applicable to any employee of the Company or any of its Subsidiaries, Parent shall (or shall cause the Surviving Corporation and Parent’s other Subsidiaries to) waive all preexisting condition exclusions and waiting periods otherwise applicable to such employees, except to the extent any such limitations or waiting periods in effect under comparable plans of the Company and its Subsidiaries have not been satisfied as of the date such plan is made so applicable.

(c) If at any time between the Closing and December 31, 2007, the employment of any person who was an employee of the Company or any of its Subsidiaries immediately prior to Closing is terminated without Cause or for Good Reason (as each such term is defined in the Company’s Key Employee Severance Plan), Parent shall (or shall cause the Surviving Corporation or one of Parent’s other Subsidiaries to) pay to such employee promptly after such termination of employment, in addition to any other amounts due, a cash amount equal to a prorated portion of such employee’s target 2007 bonus (having terms and in amounts consistent with past practice), with such proration based upon the portion of the 2007 calendar year that has elapsed at the time of such termination.

ARTICLE 7
Other Agreements of Parent and the Company

The parties hereto agree that:

Section 7.01. Proxy Statement; Registration Statement. (a)  As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare the Proxy Statement and the Registration Statement, the Company shall file the Proxy Statement with the SEC, and Parent shall file the Registration Statement (in which the Proxy Statement shall be included) with the SEC, and Parent and the Company shall cooperate with each other and use their respective reasonable best efforts in connection with the foregoing. In addition, Parent and the Company shall use their respective reasonable best efforts to cause the Registration Statement to become effective under the Securities Act and the Proxy Statement to be cleared by the SEC, in each case as soon after such filing as practicable, and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement becomes effective. Parent and the Company shall promptly provide to each other copies of, consult with each other regarding and together prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement or the Registration Statement and shall advise each other of any oral SEC comments. The Registration Statement and the Proxy Statement shall comply as to form in all material respects with the Securities Act and the Exchange Act, respectively.

(b) Parent and the Company shall make all necessary filings with respect to the Merger and the other transactions contemplated hereby under the Securities Act, the Exchange Act and applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder. Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of the time of the effectiveness of the Registration Statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any SEC request for amendment to the Proxy Statement or the Registration Statement, SEC comments thereon and each party’s responses thereto or SEC request for additional information. No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by the Company or Parent which are incorporated by reference in the Proxy Statement and/or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations.

(c) If, at any time prior to the Effective Time, Parent or the Company should discover any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 7.02. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation. Each of the parties shall promptly notify the other whenever a material consent is obtained and shall keep the other informed as to the progress in obtaining such material consents.

Section 7.03. Certain Filings. (a) The Company and Parent agree to use their respective reasonable best efforts to obtain all authorizations, consents, orders and approvals of Governmental Authorities and non-governmental third parties that may be or become necessary to consummate the transactions contemplated by this Agreement or for performance of their respective obligations pursuant to this Agreement, and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided that the Company and Parent will not be permitted or required to agree or proffer to divest or hold separate any assets or business of the Company, Parent or any of their respective Subsidiaries, or to take any other action (including agreeing to any condition in respect of, or any amendment to, any License or any other concession), that, in each case, individually or in the aggregate, would reasonably be expected to have an impact (whether affecting the Company, Parent or any of their respective Subsidiaries) equivalent to a Company Material Adverse Effect. The Company shall have primary responsibility, with the assistance and cooperation of Parent, for obtaining all authorizations, consents, orders and approvals with respect to the Company’s and its Subsidiaries’ Licenses; provided that the Company and Parent will have joint responsibility with respect to the joint applications required for the transfer of control of any such Licenses under the rules and regulations of the FCC and the PPUC. Each of Parent and the Company will use its reasonable best efforts to ensure that all necessary applications in connection with the transfer of control of any such Licenses are filed within ten Business Days of the date hereof, except that PPUC transfer of control notifications that do not require affirmative approval may be filed within 20 Business Days of the date hereof. Without limitation, the Company and Parent shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable but in no event later than ten Business Days from the date hereof (and each such filing shall request early termination of the waiting period imposed by the HSR Act), supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. For purposes of this Agreement, “Licenses” means approvals, consents, rights, certificates, orders, franchises, determinations, permissions, licenses, authorities or grants issued, declared, designated or adopted by any Governmental Authority.

(b) Any application to any Governmental Authority for any authorization, consent, order or approval necessary for the transfer of control of any License of the Company or any of its Subsidiaries shall be reasonably acceptable to the Company and Parent. Without limiting the obligations of the Company and Parent under Section 7.03(a), each of the Company and Parent agrees, upon reasonable prior notice, to make appropriate representatives available for attendance at meetings and hearings before applicable Governmental Authorities in connection with the transfer of control of any such License.

(c) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers, or making any such filings, furnishing information required in connection therewith or with the Proxy Statement, the Registration Statement or any amendments or supplements thereto, and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.04. Public Announcements. Parent and the Company will consult with each other before issuing any press release, making any public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release, make any such public statement or schedule any such press conference or conference call without the consent of the other party, which shall not be unreasonably withheld; provided that Parent and the Company may, without the prior consent of the other party, issue such press release or make such public statement if such party has used all reasonable efforts to consult with the other party and to obtain the prior consent of the other party but has been unable to do so prior to the time such press release or public statement is required to be released pursuant to Applicable Law or any listing agreement with any applicable national securities exchange or association.

Section 7.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent, as the case may be (or any of their respective Subsidiaries), that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of Article 3 or 4, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

provided that, the delivery of any notice pursuant to this Section 7.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or constitute an admission that any event communicated is material or could give rise to a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 7.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.07. Access to Information. (a) From the date hereof until the Effective Time and subject to Applicable Law, the Company will give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records of the Company and its Subsidiaries, including personnel records, and will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct employees, counsel, financial advisors, auditors and other representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries, provided that Parent shall reimburse the Company and its Subsidiaries for any reasonable third party expenses incurred by them in connection with the foregoing. Without limiting generality of the foregoing, the Company shall provide to Parent, as promptly as practicable after the completion of each fiscal month of the Company, copies of the final financial and operating monthly reports described in Section 7.07(a) of the Company Disclosure Schedule. No access to or disclosure of information shall be required to the extent such access or disclosure would jeopardize the work product privilege or the attorney-client privilege of the Company or any of its Subsidiaries or violate any binding agreement entered into prior to the date of this Agreement (it being agreed that the Company and its Subsidiaries shall use their reasonable best efforts to cause such access or disclosure to be provided in a manner that does not cause such jeopardization or violation). Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the Company and its Subsidiaries.

(b) From the date hereof until the Effective Time and subject to Applicable Law, Parent will give to the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records of Parent and its Subsidiaries at a level consistent with such access provided for due diligence purposes prior to the date of this Agreement or, in the event of a material change or development with respect to Parent or its Subsidiaries, at a level reasonable under all of the circumstances. Without limiting the generality of the foregoing, Parent shall provide to the Company, as promptly as practicable after the completion of each fiscal month of Parent, copies of the final financial and operating monthly reports described in Section 7.07(b) of the Parent Disclosure Schedule.

(c) All such access and information obtained by any party and its counsel, financial advisors, auditors and other authorized representatives shall be subject to the terms and conditions of the letter agreement between the Company and Parent dated June 26, 2006 (the “Confidentiality Agreement”). No representation as to the accuracy of any information provided pursuant to this Section is made, and the parties may not rely on the accuracy of any such information other than as expressly set forth in the representations and warranties in Articles 3 and 4. No information obtained in any investigation pursuant to this Section shall be deemed to modify any representation or warranty in Article 3 or 4.

Section 7.08. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Common Shares (including derivative securities with respect to Common Shares) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and/or Parent, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC. Prior to the Effective Time, the Company shall deliver to Parent all information necessary for Parent to comply with the foregoing.

Section 7.09. Company Convertible Notes. Prior to the Closing, the Company will, and following the Closing, Parent will, and will cause the Surviving Corporation to, comply with the terms and conditions of the Company Convertible Notes. It is understood and agreed that, to the extent permitted by the terms of the Company Convertible Notes, the Company shall settle in cash its obligations under the Company Convertible Notes arising upon the conversion thereof.

Section 7.10. Performance Awards. If the Closing occurs prior to December 31, 2006, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, determine immediately prior to the Closing that the performance conditions in the Performance Awards outstanding as of the date hereof are deemed to be fully satisfied, and if such Compensation Committee makes such a determination, the Restricted Share Units issuable pursuant to such Performance Awards shall be issued immediately prior to the Closing.

Section 7.11. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld or delayed in the event that the settlement would not be material.

Section 7.12. Cooperation with Respect to Financing. The Company shall provide, and shall cause its Subsidiaries and its and their officers and employees to provide, on a timely basis all reasonable cooperation in connection with the arrangement of any financing to be consummated by Parent in connection with the transactions contemplated by this Agreement, including (i) facilitating the pledge of collateral (effective as of the Closing), (ii) providing financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act in a registered offering of securities, (iii) providing other reasonably requested certificates or documents, including a customary certificate of the Chief Financial Officer of the Company (in his capacity as such) with respect to solvency matters, (iv) requesting PricewaterhouseCoopers LLP to provide customary consents and comfort letters, (v) requesting such customary legal opinions as may be reasonably requested by Parent, (vi) participating in informational meetings and (vii) assisting Parent and its financing sources in the preparation of offering documents and other marketing and rating agency materials for any such financing.

ARTICLE 8
Closing; Conditions to the Merger

Section 8.01. Closing. The Closing shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, or at such other location as the parties may agree in writing.

Section 8.02. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) the applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(c) each of the approval of the FCC for the transfer of control of the Licenses of the Company and its Subsidiaries and the approval of the PPUC, in each case, required to permit consummation of the Merger shall have been obtained;

(d) no Applicable Law shall have been adopted, promulgated or issued that prohibits the consummation of the Merger;

(e) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(f) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.03. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in the third and fourth sentences of Section 3.01 and Sections 3.04, 3.05 (other than the last sentence thereof), 3.06(b), 3.10(b)(iv), 3.14(e) and 3.21 shall be true and correct in all material respects, in each case, at and as of the Effective Time as if made at and as of such time (except that the accuracy of representations and warranties made as of a specific date will be determined at and as of such date) and (B) all other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all exceptions therein for materiality and Company Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except that the accuracy of representations and warranties made as of a specific date will be determined at and as of such date), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed by an executive officer on behalf of the Company to the foregoing effect.

(b) There shall not be pending or threatened, under or pursuant to any Applicable Laws regulating competition, any claim, suit, action or proceeding by any federal or state Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or all or any of their respective Subsidiaries of all or any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or to require any such Person to divest or hold separate any assets or business of the Company, Parent or any of their respective Subsidiaries, or to take any other action (including agreeing to any condition in respect of, or any amendment to, any License or any other concession), in each case as a result of or in connection with the transactions contemplated by this Agreement, where the foregoing, individually or in the aggregate, would reasonably be expected to have an impact (whether affecting the Company, Parent or any of their respective Subsidiaries) equivalent to a Company Material Adverse Effect or (iii) seeking to impose limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any Common Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Common Shares or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively. No Applicable Law that would reasonably be expected to result, directly or indirectly, in any of the effects referred to clauses (i) through (iii) above shall be in effect.

Section 8.04. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in the third and fourth sentences of Section 4.01 and Sections 4.04, 4.05 (other than the last sentence thereof) and 4.17 shall be true and correct in all material respects, in each case, at and as of the Effective Time as if made at and as of such time (except that the accuracy of representations and warranties made as of a specific date will be determined at and as of such date) and (B) all other representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all exceptions therein for materiality and Parent Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except that the accuracy of representations and warranties made as of a specific date will be determined at and as of such date), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by an executive officer on behalf of Parent to the foregoing effect.

ARTICLE 9
Termination

Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting (including any postponement or adjournment thereof);

(c) by either the Company or Parent, if the Merger has not been consummated by June 18, 2007 (the “Termination Date”), provided that no party whose willful breach of any provision of this Agreement has resulted in the Merger not being consummated by such date shall be entitled to terminate this Agreement under this subsection (c), provided further that, if on the Termination Date the conditions to the Closing set forth in Section 8.02(c) and/or 8.02(d) and/or 8.03(b) shall not have been fulfilled but all other conditions to the Merger shall have been fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to September 17, 2007;

(d) by either the Company or Parent (so long as such party has complied in all material respects with its obligations under Sections 7.01, 7.02 and 7.03), if (i) any law or regulation shall have been adopted or promulgated that makes consummation of the Merger illegal or (ii) if any judgment, injunction, order or decree enjoining the parties from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(e) by the Company, if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 8.04(a) not to be satisfied, and either (i) such condition shall be incapable of being satisfied by three Business Days prior to the Termination Date (as such date has been extended in accordance with Section 9.01(c), if applicable) or (ii) Parent does not, after receiving notice of such breach, proceed in good faith to promptly cure such breach;

(f) by Parent, if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 8.03(a) not to be satisfied, and either (i) such condition shall be incapable of being satisfied by three Business Days prior to the Termination Date (as such date has been extended in accordance with Section 9.01(c), if applicable) or (ii) the Company does not, after receiving notice of such breach, proceed in good faith to promptly cure such breach;

(g) by the Company, in accordance with Section 5.02(b), provided that the Company shall have paid any amounts due pursuant to Section 10.04(b) in accordance with the terms specified therein;

(h) by Parent, if prior to the Company Stockholders’ Meeting, the Board of Directors of the Company shall have failed to include in the Proxy Statement its approval or recommendation of this Agreement or the Merger or an Adverse Recommendation Change shall otherwise have occurred; and

(i) by Parent, if any Applicable Law having any of the effects referred to in clauses (i) through (iii) of Section 8.03(b) shall be in effect and shall have become final and nonappealable.

The party desiring to terminate this Agreement pursuant to this Section shall give written notice of such termination to the other party (or parties) hereto in accordance with Section 10.01.

Section 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto; provided that (a) the agreements contained in this Section 9.02, Sections 10.01, 10.04, 10.05, 10.06, 10.07, 10.08, 10.09, 10.10, 10.12, 10.13 and 10.14 hereof and the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach by such party of this Agreement.

ARTICLE 10
Miscellaneous

Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission, with receipt of confirmation) and shall be given,

if to Parent or Merger Subsidiary, to:

Citizens Communications Company
3 High Ridge Park
Stamford, Connecticut 06905
Attention: Chief Financial Officer
Facsimile No.: (203) 614-4602

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: Robert I. Townsend, III, Esq.
Facsimile No.: (212) 474-3700

if to the Company, to:

Commonwealth Telephone Enterprises, Inc.
100 CTE Drive
Dallas, Pennsylvania 18612
Attention: Chief Financial Officer
Facsimile No.: (570) 631-2823

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: William L. Taylor, Esq.
Facsimile No.: (212) 450-3800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request and other communication shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02. Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in the certificates delivered pursuant to Sections 8.03(a) and 8.04(a) shall not survive the Effective Time. All covenants and agreements contained herein which by their terms are to be performed in whole or in part after the Effective Time shall survive the Effective Time and be enforceable in accordance with their terms.

Section 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, make any change that would require further stockholder approval under the Pennsylvania Law.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.04. Expenses. (a) Except as set forth herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Company and Parent shall share equally all fees and expenses, other than attorneys’ and accounting fees and expenses, incurred in relation to the printing and filing of the Registration Statement and to the printing, filing and distribution of the Proxy Statement.

(b) If (i) the Company shall terminate this Agreement pursuant to Section 9.01(g) hereof or Parent shall terminate this Agreement pursuant to Section 9.01(h) hereof (other than as a result of an MAE Adverse Recommendation Change) or (ii)(A) any Person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal or an Acquisition Proposal otherwise becomes known to the stockholders of the Company, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(c) (but only if the Company Stockholders’ Meeting shall not have been held by the date that is one Business Day prior to the date of such termination, except as a result of the Registration Statement not having been declared effective prior thereto as a result of anything affecting Parent or its business (in which event termination under Section 9.01(c) shall not result in a payment being made pursuant to this Section 10.04(b)(ii))) or Section 9.01(b) and (C) prior to the date that is 12 months after such termination, the Company or any of its Subsidiaries enters into an Acquisition Agreement to consummate or consummates the transactions contemplated by any Acquisition Proposal, then, in any such case, the Company shall pay to Parent (by wire transfer of immediately available funds (x) in the case of payment required by clause (i) above, not later than the date of termination of this Agreement and (y) in the case of payment required by clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C)) an amount equal to $37 million.

(c) The Company acknowledges that the agreements contained in this Section are an integral part of this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 10.05. Parties in Interest; Successors and Assigns. (a) This Agreement shall be binding upon and, except as provided in Sections 1.02, 1.03, 1.04, 1.08, 6.04 and 10.06, inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement, except for Sections 1.02, 1.03, 1.04, 1.08, 6.04 and 10.06 (which are also intended to be for the benefit of the Persons provided for therein and may also be enforced by such Persons).

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 10.06. No Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

Section 10.07. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

Section 10.08. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal court in the State of Delaware or any state court in the State of Delaware and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party as provided in Section 10.01 shall be deemed effective service of process upon such party.

Section 10.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to a an Article, Section or Exhibit of or a Schedule to this Agreement unless otherwise indicated. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meanings as defined in this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 17, 2006. The words “properties” and “assets” shall be deemed to have the same meaning and refer to any and all tangible and intangible assets and properties. The word “or”, when used in this Agreement, is not exclusive. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. In the event of any dispute concerning the construction or interpretation of this Agreement or any ambiguity hereof, there shall be no presumption that this Agreement or any provision hereof be construed against the party who drafted this Agreement.

Section 10.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions (without being required to post any bond or surety instrument in connection therewith) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or any state court in the State of Delaware in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12. Entire Agreement; Schedules. This Agreement and the Schedules and Exhibits hereto and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. Each party acknowledges and agrees that each other party hereto makes no other representations or warranties, whether express or implied, other than the express representations and warranties contained herein or in the certificates to be delivered at the Effective Time. The fact that any item of information is disclosed in any Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.14. Severability. If any term, provision, covenant or restriction of this Agreement is determined by a court of competent jurisdiction to be invalid, void, illegal or incapable of being enforced by any rule of law, or public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term, provision, covenant or restriction is invalid, void, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

ARTICLE 11
Definitions

Section 11.01. Definitions. Each of the following terms is defined in the Article or Section set forth opposite such term:

Terms	Section
Acquisition Agreement	5.02(b)
Acquisition Proposal	5.02(c)
Adverse Recommendation Change	5.02(b)
Affiliate	3.17
Applicable Law	1.01(b)
Business Day	1.01(b)
Cash Merger Consideration	1.02(b)
Closing	1.01(a)
Closing Date	1.01(a)

Code	3.14(g)
Common Shares	3.05
Communications Licenses	3.16
Company	Preamble
Company Balance Sheet	3.08
Company Balance Sheet Date	3.08
Company Convertible Notes	3.05
Company Disclosure Schedule	Article 3
Company Environmental Licenses	3.19(a)
Company Material Adverse Effect	3.01
Company Material Agreement	3.20
Company Permitted Liens	3.18(a)
Company SEC Documents	3.07(a)
Company Securities	3.05
Company Significant Subsidiaries	3.06(a)
Company Stock Plans	1.04(a)
Company Stockholder Approval	5.02
Company Stockholders’ Meeting	3.09
Company Subsidiary Securities	3.06(b)
Compensatory Awards	1.04(a)
Confidentiality Agreement	7.07(c)
Delaware Law	1.01(a)
Effective Time	1.01(b)
Employee Plan	3.14(g)
Enforceability Exceptions	3.01
Environmental Laws	3.19(b)
ERISA	3.14(g)
ERISA Affiliate	3.14(g)
ESPP Share Unit	1.04(a)
Evercore	3.04
Exchange Act	3.03
Exchange Agent	1.03(a)
FCC	3.03
GAAP	3.01
Governmental Authority	3.03
Grant Date	3.05
Grantor Trust Shares	1.04(a)
Hazardous Materials	3.19(b)
HSR Act	3.03
Indebtedness	5.01(d)
Indemnified Person	6.04(a)
internal controls	3.07(f)
Intellectual Property Rights	3.18(d)
Letter of Transmittal	1.03(a)
Licenses	7.03(a)
Lien	3.02

MAE Adverse Recommendation Change	5.02(b)
Material Adverse Effect	3.01
Material Intellectual Property	3.18(d)
Material Leased Real Property	3.18(c)
Material Owned Real Property	3.18(b)
Merger	1.01(a)
Merger Consideration	1.02(b)
Merger Consideration Value	1.04(b)
Merger Subsidiary	Preamble
NASDAQ	5.03
Notice of Superior Proposal	5.02(b)
NYSE	4.05
Option	1.06(a)
Parent	Preamble
Parent Balance Sheet	4.07
Parent Balance Sheet Date	4.07
Parent Disclosure Schedule	Article 4
Parent Environmental Licenses	4.15(b)
Parent Material Adverse Effect	4.01
Parent Options	4.05
Parent Preferred Stock	4.05(a)
Parent SEC Documents	4.06(a)
Parent Securities	4.05(a)
Parent Stock	1.02(b)
Pennsylvania Law	1.01(a)
Performance Awards	3.05
Permitted Additional Company Issuances	3.05
Permitted Share Unit Adjustments	3.05
Person	1.03(c)
PPUC	3.03
Preferred Stock	3.05
Proxy Statement	3.09
Registration Statement	3.09
Restricted Share	1.04(a)
Restricted Share Unit	1.04(a)
SEC	3.06(a)
Securities Act	3.03
Stock Merger Consideration	1.02(b)
Subsidiary	3.01
Superior Proposal	5.02(c)
Surviving Corporation	1.01(a)
Tax Return	3.13(e)
Taxes	3.13(e)
Termination Date	9.01(c)
Third Party	5.02(c)
Title IV Plan	3.14(b)
Treasury Shares	1.02(a)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMONWEALTH TELEPHONE ENTERPRISES, INC.,
By:	/s/ Michael J. Mahoney
Name: Michael J. Mahoney
Title: President and Chief Executive Officer

CITIZENS COMMUNICATIONS COMPANY,
By:	/s/ Mary Agnes Wilderotter
Name: Mary Agnes Wilderotter
Title: Chairman and Chief Executive Officer

CF MERGER CORP.,
By:	/s/ Mary Agnes Wilderotter __________
Name: Mary Agnes Wilderotter
Title: President

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Commonwealth Telephone Enterprises, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the Commonwealth of Pennsylvania is 100 CTE Drive, Luzerne County, Dallas, Pennsylvania 18612.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Pennsylvania Business Corporation Law of 1988, as the same exists or may hereafter be amended.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH: To the fullest extent permitted by the Pennsylvania Business Corporation Law as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 1553 of the Pennsylvania Business Corporation Law or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH: The Corporation shall, to the fullest extent permitted by Subchapter D, Sections 1741 through 1750 of the Pennsylvania Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Sections from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Sections. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the Pennsylvania Business Corporation Law advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the Pennsylvania Business Corporation Law. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EXHIBIT B

FORM OF RULE 145 LETTER FOR COMPANY AFFILIATES

[Date]

Citizens Communications Company
3 High Ridge Park
Stamford, Connecticut 06905

Commonwealth Telephone Enterprises, Inc.
100 CTE Drive
Dallas, Pennsylvania 18612

Ladies and Gentlemen:

The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of September 17, 2006 (the “Merger Agreement”) among the Company, Citizens Communications Company, a Delaware corporation (“Parent”), and CF Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary will be merged with and into the Company, with the Company to be the surviving corporation in the merger (the “Merger”).

As a result of the Merger, the undersigned may receive shares of common stock, par value $0.25 per share, of Parent (“Parent Common Shares”) in exchange for shares owned by the undersigned of common stock, par value $1.00, of the Company as set forth in the Merger Agreement.

The undersigned represents, warrants and covenants to Parent and the Company, as of the date the undersigned receives any Parent Common Shares as a result of the Merger, that:

A. The undersigned shall not make any sale, transfer or other disposition of the Parent Common Shares in violation of the Securities Act or the Rules and Regulations.

B. The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary, with the undersigned’s counsel or counsel for the Company, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Parent Common Shares.

C. The undersigned has been advised that the issuance of Parent Common Shares to the undersigned pursuant to the Merger will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4. The undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the stockholders of the Company, the undersigned may be deemed an affiliate of the Company, the undersigned agrees that it shall not sell, transfer or otherwise dispose of Parent Common Shares issued to the undersigned in the Merger unless such sale, transfer or other disposition (i) has been registered under the Securities Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the Securities Act, and the undersigned has delivered to Parent evidence of compliance with Rule 145 in the form of Annex I hereto, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a “no action” letter obtained by the undersigned from the SEC staff, is otherwise exempt from registration under the Securities Act.

D. The undersigned understands and agrees that none of Parent, the Company or the Surviving Corporation (as defined in the Merger Agreement) is under any obligation to register the sale, transfer or other disposition of the Parent Common Shares by the undersigned or on the undersigned’s behalf under the Securities Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer or other disposition in compliance with an exemption from such registration.

E. The undersigned also understands and agrees that there will be placed on the certificates for the Parent Common Shares issued to the undersigned, or on any substitutions therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND CITIZENS COMMUNICATIONS COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CITIZENS COMMUNICATIONS COMPANY.”

F. The undersigned also understands and agrees that, unless the transfer by the undersigned of the undersigned’s Parent Common Shares has been registered under the Securities Act or a sale is made in conformity with the provisions of Rule 145 (and Parent receives the foregoing evidence of compliance therewith), Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the Securities Act or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no-action” letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such firms and their respective counsel and accountants.

H. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent and the Company that are deemed beneficially owned by the undersigned pursuant to applicable federal securities laws.

Parent agrees that it will (A) take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Common Shares by the undersigned under Rule 145 and (B) furnish to the undersigned upon request a written statement as to whether Parent has complied with the reporting requirements pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, during the twelve months preceding any proposed sale of Parent Common Shares by the undersigned under Rule 145.

Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,
By:
Name:

Accepted and agreed this [ ] day of [ ], 2006 by
CITIZENS COMMUNICATIONS COMPANY,

By:
Name:
Title:

[Date]

[Name]

On                            , the undersigned sold the shares of common stock, par value $0.25 per share of Citizens Communications Company, a Delaware corporation (“Parent”), described below in the space provided for that purpose (the “Parent Common Shares”). The Parent Common Shares were received by the undersigned in connection with the merger of Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation, and CF Merger Corp., a Delaware corporation.

Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Parent Common Shares sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned hereby represents that the Parent Common Shares were sold in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act or in transactions directly with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Parent Common Shares, and that the undersigned has not made any payment in connection with the offer or sale of the Parent Common Shares to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

                                       [Space to be provided for description of the Parent Common Shares]